FOR IMMEDIATE RELEASE
STONE ARCADE ACQUISITION CORPORATION
COMPLETES INITIAL PUBLIC OFFERING
     New York, New York, August 22, 2005 — Stone Arcade Acquisition Corporation (OTC Bulletin Board: SCDEU) announced today that it consummated its initial public offering of 20,000,000 units on August 19, 2005. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $120,000,000 to the Company. Morgan Joseph & Co. Inc. acted as the sole book running manager and Oppenheimer & Co., EarlyBirdCapital, Inc. and Legend Merchant Group acted as co-managers.
     Audited financial statements as of August 19, 2005 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.
     Stone Arcade Acquisition Corporation is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the paper, packaging, forest products and related industries.
     Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020.
     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.